BioSante Pharmaceuticals, Inc.
111 Barclay Boulevard
Lincolnshire, Illinois 60069
www.biosantepharma.com

FOR IMMEDIATE RELEASE
Amex: BPA

BioSante Pharmaceuticals Reports
Second Quarter 2007 Financial Results

LINCOLNSHIRE, Illinois - (August 14, 2007) --- BioSante Pharmaceuticals, Inc. (AMEX: BPA) today reported its June 30, 2007 cash balance and its financial results for the second quarter and six months ended June 30, 2007.

The Company’s cash, cash equivalents and short-term investments as of June 30, 2007 were approximately $31.3 million, as compared to approximately $11.5 million on December 31, 2006.  The increase in cash is due to the private placement of 3,054,999 shares of common stock at a purchase price of $6.00 per share.  The placement included, for each share purchased, a warrant to purchase 0.25 shares of common stock at an exercise price of $8.00.  The net proceeds from this placement were approximately $17.3 million.  The Company’s cash burn rate is expected to increase in the second half of 2007 to approximately $850,000 per month as its LibiGel® program progresses.

BioSante incurred a net loss of approximately $2.4 million or ($0.10) per share for the quarter ended June 30, 2007 and $4.2 million or ($0.18) per share for the six months ended June 30, 2007, compared to a net loss of $2.2 million or ($0.17) per share and $5.5 million or ($0.28) per share for the same periods in 2006.  This decrease was due primarily to a reduction in business development and legal expenses and a decrease in non-cash stock-based compensation expense.

Recent Product Development Highlights

Hormone Therapy
In June 2007, Elestrin™ (estradiol gel) was launched in the U.S. for the treatment of hot flashes by Bradley Pharmaceuticals, Inc. (NYSE:BDY), BioSante’s U.S. marketing licensee.  Elestrin was approved by the U.S. Food and Drug Administration (FDA) in December 2006.  Upon execution of the marketing agreement with Bradley in November 2006, BioSante received $3.5 million.  The December FDA approval triggered a payment of $10.5 million to BioSante.  In March 2007, the Company received $7.0 million of this payment with the balance to be received by year-end 2007. Sales-based milestone payments could bring payments from Bradley to BioSante up to an additional $40 million over several years. In addition, Bradley has agreed to pay to BioSante royalties on sales of Elestrin.

Also in June 2007, the Company announced that it and a subsidiary of Teva Pharmaceutical Industries Ltd., will reinitiate their development of a male testosterone therapy product for the U.S. market.

In May 2007, the Company announced an exclusive license agreement with Pantarhei Bioscience for the development and marketing of an oral contraceptive in the United States.  In June 2007, the Company announced that it and Pantarhei have begun a Phase II clinical trial of an oral contraceptive.  The Phase II study, being conducted in the Netherlands, will include approximately 72 women in a double-blind, placebo controlled, randomized, comparative 2-way crossover study to determine the effect of a new patented oral contraceptive on sexual arousability and the vascular component of the sexual arousal response in women.

Calcium Phosphate Nanotechnology
In July 2007, the Company announced new positive results for its calcium phosphate nanotechnology (CaP) as an adjuvant for a bird flu vaccine.  The data indicate that a significantly lower dose bird flu vaccine may be possible based on CaP’s adjuvanting ability.

Also in July 2007, the Company announced positive pre-clinical results using CaP as a potential wrinkle filler in cosmetic medicine.  BioSante previously signed an option and license agreement with Medical Aesthetics Technology Corporation for use of CaP in aesthetic medicine.

About BioSante Pharmaceuticals, Inc.
BioSante is developing a pipeline of hormone therapy products to treat both men and women.  These hormone therapy products are gel formulations for transdermal administration that deliver bio-identical estradiol and testosterone.  BioSante's lead products include Elestrin™ (estradiol gel) developed through FDA approval by BioSante indicated for the treatment of moderate-to-severe vasomotor symptoms associated with menopause, marketed in the U.S. by Bradley Pharmaceuticals, Inc., BioSante's licensee, and LibiGel® (transdermal testosterone gel) in Phase III clinical development by BioSante for the treatment of female sexual dysfunction (FSD).  Also in development is Bio-T-Gel™, a testosterone gel for male hypogonadism, and an oral contraceptive in Phase II clinical development using BioSante patented technology.   The current market in the U.S. for estrogen and testosterone products is approximately $2.5 billion and for oral contraceptives approximately $3.0 billion. The company also is developing its calcium phosphate nanotechnology (CaP) for novel vaccines, including hepatitis B, avian flu and biodefense vaccines for toxins such as anthrax, as well as a system for delivering drugs via alternative routes of administration and for aesthetic medicine.  Additional information is available online at www.biosantepharma.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The statements regarding BioSante contained in this news release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “would,” “likely,” “expects,” “anticipates,” “estimates,” “believes,” “plans,” “hopes,” or comparable terminology, are forward-looking statements.  Forward-looking statements are based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements.  Important factors known to BioSante that could cause actual results to differ materially from those expressed in such forward-looking statements include the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance, the success of clinical testing, and other factors identified and discussed from time to time in BioSante's filings with the Securities and Exchange Commission, including those factors discussed in BioSante's most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, which discussions also are incorporated herein by reference.  All forward-looking statements speak only as of the date of this news release.  BioSante undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information, please contact:
Phillip Donenberg, BioSante Pharmaceuticals, Inc.; (847) 478-0500; donenber@biosantepharma.com